Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus, dated November 12, 2013

Relating to Preliminary Prospectus Supplement dated November 12, 2013

Registration No. 333-179471

WILLIAMS PARTNERS L.P.

$600,000,000 4.500% Senior Notes due 2023

$400,000,000 5.800% Senior Notes due 2043

PRICING TERM SHEET

Dated: November 12, 2013

Issuer:	Williams Partners L.P.

Security Type:	4.500% Senior Notes due 2023 (the “2023 notes”) 5.800% Senior Notes due 2043 (the “2043 notes”)

Pricing Date:	November 12, 2013

Settlement Date:	November 15, 2013 (T+3)

Maturity Date:	November 15, 2023 (2023 notes) November 15, 2043 (2043 notes)

Principal Amount:	$600,000,000 (2023 notes) $400,000,000 (2043 notes)

Benchmark:	UST 2.50% due August 15, 2023 (2023 notes) UST 2.875% due May 15, 2043 (2043 notes)

Benchmark Price:	97-21 (2023 notes) 82-05+ (2043 notes)

Benchmark Yield:	2.776% (2023 notes) 3.897% (2043 notes)

Spread to Benchmark:	+180 bps (2023 notes) +195 bps (2043 notes)

Yield to Maturity:	4.576% (2023 notes) 5.847% (2043 notes)

Coupon:	4.500% (2023 notes) 5.800% (2043 notes)

Public Offering Price:	99.396% (2023 notes) 99.339% (2043 notes)

Make-Whole Call:	At any time prior to August 15, 2023, T+ 30 bps (2023 notes) At any time prior to May 15, 2043, T+ 30 bps (2043 notes)

Par Call:	On or after August 15, 2023 (2023 notes) On or after May 15, 2043 (2043 notes)

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2014 (2023 notes) May 15 and November 15, commencing May 15, 2014 (2043 notes)

CUSIP / ISIN:	96950FAL8 / US96950FAL85 (2023 notes) 96950FAK0/ US96950FAK03 (2043 notes)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. Scotia Capital (USA) Inc.

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

Co-Managers:	BBVA Securities Inc. DNB Markets, Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. BOSC, Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649, and RBS Securities Inc. at 1-866-884-2071.